Exhibit 99.1

For more information contact:	Media — Bruce Amundson (253) 924-3047
Analysts — Kathryn McAuley (253) 924-2058
Weyerhaeuser Reports 3rd Quarter Net Earnings of $101 Million, or 47 Cents per Diluted Share, on Sales of $4.1 Billion
FEDERAL WAY, Wash. (Oct. 31, 2007) — Weyerhaeuser Company (NYSE: WY) today reported net earnings of $101 million for the third quarter of 2007, or 47 cents per diluted share, on sales of $4.1 billion.
Third quarter 2007 earnings include the following after-tax items:
•	A charge of $17 million, or 8 cents per diluted share, for closures, restructuring and asset impairments in our Wood Products segment.

•	A charge of $17 million, or 8 cents per diluted share related to the restructuring of administrative functions, including a Canadian regional office, and one-time costs to transition to a new information technology provider.

•	A charge of $16 million, or 7 cents per diluted share, for the impairment of real estate assets;

•	A net gain of $26 million, or 12 cents per diluted share, related to legal settlements.

•	A gain of $7 million, or 3 cents per diluted share, on the sale of operations and previously closed plant sites.
Excluding these items, the company earned $118 million, or 55 cents per diluted share, in the third quarter of 2007.
Third quarter 2006 results have been recast to reflect the fine paper business and related assets included in the Domtar transaction as discontinued operations and to apply the new accounting pronouncement to expense planned major maintenance costs as incurred.
For third quarter 2006, Weyerhaeuser net earnings were $224 million, or 91 cents per diluted share, on net sales of $4.6 billion. Third quarter 2006 earnings include the following after-tax items:
•	A gain of $31 million, or 13 cents per diluted share, from the sale of the North American composites business.

•	A gain of $15 million, or 6 cents per diluted share, due to a reduction of the reserve for hardboard siding claims.

•	A charge of $25 million, or 10 cents per diluted share, for the additional impairment of assets related to the closure of the Prince Albert, Saskatchewan facility and the write-off of additional goodwill associated with the former BC Coastal business.

•	A charge of $18 million, or 7 cents per diluted share, for asset impairments and costs associated with facility closures or curtailments, primarily in the Wood Products segment.

•	A charge of $9 million, or 4 cents per diluted share, for impairment of real estate assets.

•	A charge of $6 million, or 2 cents per diluted share, related to the previously announced acquisition of OrganicID, a research and development company.
Excluding these items, the company earned $236 million, or 95 cents per diluted share, in the third quarter of 2006.

SUMMARY OF THIRD QUARTER BUSINESS PERFORMANCE
•	Timberlands — The continued weakness in the wood products markets resulted in lower log prices, but sales of non-strategic timberlands increased.

•	Wood Products — Demand for wood products continued to weaken.

•	Cellulose Fibers — Prices continued to increase and productivity improved.

•	Containerboard Packaging and Recycling — Mill productivity improvements and decreased annual scheduled maintenance downtime were partially offset by seasonally-lower packaging shipments and higher costs for old corrugated containers (OCC).

•	Real Estate and Related Assets — Housing markets continued to decline. Single-family closings increased seasonally and margins improved due to mix.
“An already weak wood products market deteriorated further during the third quarter,” said Steven R. Rogel, chairman, president and chief executive officer. “We were adjusting our production to meet our reduced order level, but we took additional action in the quarter as demand and prices slid. We will continually adjust our operating posture as necessary to balance production with demand.
“Meanwhile, the work we’ve done to operate more efficiently resulted in improved mill productivity in our Cellulose Fibers and Containerboard Packaging businesses. We expect improved price realizations in both businesses in the fourth quarter.”
SUMMARY OF THIRD QUARTER FINANCIAL HIGHLIGHTS

Millions (except per share data)	3Q 2007	3Q 2006	Change
Net earnings	$101	$224	$(123)
Earnings per diluted share	$0.47	$0.91	$(0.44)
Net sales	$4,146	$4,554	$(408)
SEGMENT RESULTS FOR THIRD QUARTER
(Contributions to Pre-Tax Earnings)

Millions	3Q 2007	3Q 2006	Change
Timberlands	$165	$178	$(13)
Wood Products	$(131)	$11	$(142)
Cellulose Fibers	$79	$66	$13
Fine Paper	$0	$68	$(68)
Containerboard, Packaging and Recycling	$104	$97	$7
Real Estate and Related Assets	$60	$135	$(75)
TIMBERLANDS

	3Q 2007	2Q 2007	Change
Contribution to pre-tax earnings (millions)	$165	142	$23
3Q 2007 Performance — Export and domestic log prices declined in the West while log prices in the South were relatively unchanged. Total fee harvest declined slightly, but third party log sales volumes increased as fewer logs were consumed by company mills. Higher sales of non-strategic timberlands in the third quarter offset the effect of declining log prices.

4Q 2007 Outlook — Weyerhaeuser expects Timberlands earnings to be lower in the fourth quarter compared with third quarter due to expectations that:
•	The continued weakness in housing markets will result in lower prices in both the export and domestic markets, and lower log sales volumes in the West.

•	The company will complete fewer non-strategic timberlands transactions in the fourth quarter.
WOOD PRODUCTS

	3Q 2007	2Q 2007	Change
Contribution to pre-tax earnings (loss) (millions)	$(131)	$(123)	$(8)
3Q 2007 Performance — Excluding the pre-tax items noted below, the segment’s net loss increased $36 million from the second quarter, reflecting continued difficult market conditions.
Third quarter 2007 includes:
•	Charges of $25 million for facility closures, asset impairments and restructuring costs,

•	A charge of $4 million for the settlement of alder litigation, and

•	A gain of $7 million on the sale of a veneer facility and a previously closed customer service center site.
Second quarter 2007 includes:
•	Charges of $33 million for asset impairments, facility closures and the sale of the Canadian distribution business, and

•	A charge of $17 million for the settlement of alder litigation.
Declining housing starts continued to affect segment results. Average realized prices for plywood and oriented strand board increased slightly from the second quarter, but were offset by decreased lumber prices. Sales volumes declined for each of the segment’s building products. The strengthening Canadian dollar unfavorably affected the earnings contribution from products manufactured in Canada.
4Q 2007 Outlook — The company expects the segment’s operating loss to increase in fourth quarter compared with the third quarter due to the traditional seasonal slowdown and continuing pressures on volumes and prices. On Oct. 18, the company announced indefinite curtailments at three mills and expects to continue actively adjusting operating posture to balance production with demand.
CELLULOSE FIBERS

	3Q 2007	2Q 2007	Change
Contribution to pre-tax earnings (millions)	$79	$48	$31
3Q 2007 Performance — Market conditions continued to improve and pulp prices increased. Pulp shipment volumes declined in the third quarter, primarily due to changes in the brokerage relationship associated with the transition of mills to Domtar. Mill productivity improved while costs declined due to less downtime for annual maintenance.
4Q 2007 Outlook — Weyerhaeuser expects favorable market conditions to continue, resulting in slightly higher earnings from the segment in fourth quarter.
CONTAINERBOARD, PACKAGING AND RECYCLING

	3Q 2007	2Q 2007	Change
Contribution to pre-tax earnings (millions)	$104	$112	$(8)

3Q 2007 Performance —
Excluding the pre-tax items noted below, the segment’s earnings increased $13 million from second quarter.
Third quarter 2007 includes:
•	A gain of $3 million on the sale of a previously closed box plant site.
Second quarter 2007 included:
•	A gain of $29 million on the sale of a previously closed box plant site in California

•	Charges of $5 million related to a fire and subsequent closure of a box plant.
Productivity improved and annual scheduled maintenance downtime decreased at the containerboard mills. OCC costs increased. Energy costs were seasonally lower. Average packaging price realizations decreased mainly due to product mix. Converting cost reductions partially offset decreased packaging price realizations and seasonally lower shipments.
4Q 2007 Outlook — Weyerhaeuser expects fourth quarter earnings for the segment to be comparable to third quarter due to expectations that:
•	Packaging and containerboard price realizations will improve.

•	OCC costs will moderate.

•	Additional scheduled maintenance downtime and higher seasonal energy costs will offset the improved price realizations.
REAL ESTATE AND RELATED ASSETS

	3Q 2007	2Q 2007	Change
Contribution to pre-tax earnings (millions)	$60	$64	$(4)
3Q 2007 Performance — Excluding the pre-tax items noted below, the segment’s earnings increased $19 million from second quarter.
Third quarter 2007 includes:
•	Gains of $30 million from land sales.

•	Asset impairment charges of $23 million.
Second quarter 2007 includes:
•	A gain of $42 million on the sale of an apartment project.

•	Asset impairment charges of $12 million.
Single-family home closings increased compared with the second quarter. Average closing prices continued to decline. Margins increased due to mix. The backlog of homes sold, but not closed, declined to approximately four and one-half months.
4Q 2007 Outlook — Weyerhaeuser expects earnings from single-family home closings to be significantly lower than the third quarter due to declining market conditions. Land sales not yet under contract that may close in fourth quarter could offset some of this decline.
ABOUT WEYERHAEUSER
Weyerhaeuser Company, one of the world’s largest forest products companies, was incorporated in 1900. In 2006, sales were $21.9 billion. It has offices or operations in 18 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser’s businesses, products and practices is available at http://www.weyerhaeuser.com.

EARNINGS CALL INFORMATION
Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on Oct. 31 to discuss third quarter results.
To access the conference call from within North America, dial 1-800-218-4007 at least 15 minutes prior to the call. Those calling from outside North America should dial 1-303-262-2075. Replays will be available for one week at 1-800-405-2236 (access code — 11098530#) from within North America and at 1-303-590-3000 (access code — 11098530#) from outside North America.
The call is being webcast through Weyerhaeuser’s Internet site at http://investor.weyerhaeuser.com by clicking on the “Q3 2007 Earnings Conference Call” link.
The webcast is available through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected site, StreetEvents (http://www.streetevents.com).
FORWARD LOOKING STATEMENT
This news release contains statements concerning the company’s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements can be identified by the use of forward-looking terminology such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” anticipates,” “estimates,” and “plans,” and the negative or other variations of those terms or comparable terminology or by discussions of strategy, plans or intentions. In particular, some of these forward-looking statements deal with expectations for fourth quarter 2007 regarding the company’s markets, earnings and performance of the company’s business segments, price realizations, demand, sales volumes and pricing for the company’s products, land sales, product mix, OCC and fiber costs, higher seasonal energy costs, operating postures and scheduled annual maintenance downtime, and related matters. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to:
•	The effect of general economic conditions, including the level of interest rates and housing starts;

•	Market demand for the company’s products, which may be tied to the relative strength of various U.S. business segments;

•	Energy prices;

•	Raw material prices;

•	Chemical prices;

•	Performance of the company’s manufacturing operations including unexpected maintenance requirements;

•	The successful execution of internal performance plans;

•	The level of competition from domestic and foreign producers;

•	The effect of forestry, land use, environmental and other governmental regulations, and changes in accounting regulations;

•	The effect of weather;

•	The risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	Transportation costs;

•	Legal proceedings;

•	The effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation; and

•	Performance of pension fund investments and related derivatives.

The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro and the Canadian dollar, and restrictions on international trade or tariffs imposed on imports. These and other factors could cause or contribute to actual results differing materially from such forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur, or if any of them occurs, what effect they will have on the company’s results of operations or financial condition. The company expressly declines any obligation to publicly revise any forward-looking statements that have been made to reflect the occurrence of events after the date of this news release.